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                                                                    EXHIBIT 99.1



               S1 CORPORATION REPORTS STRONG REVENUE GROWTH OF 25%


  DATA CENTER REVENUES UP 192%; LICENSE FEES UP 29%; 72 NEW ENTERPRISE eFINANCE
                                CUSTOMERS SIGNED


Atlanta, May 1, 2001 -- S1 Corporation (Nasdaq:SONE), a leading global provider of eFinance solutions and services, reported revenues of $63.1 million for the quarter ended March 31, 2001, a 25% increase over the $50.4 million reported for the first quarter in the prior year. The EBITDA loss, as adjusted, incurred in the first quarter was $9.6 million, or $.16 per share, compared with an EBITDA loss, as adjusted, for the first quarter of 2000 of $17.7 million, or $.35 per share. These results were better than analyst consensus expectations of $61.9 million in revenue and an EBITDA loss of $.25, as published by First Call. S1 incurred a first quarter net loss of $92.1 million, or $1.58 per share, compared to a net loss of $75.2 million, or $1.49 per share, for the first quarter 2000. The 2001 net loss included the effect of a one-time charge in the amount of $52.3 million related to the sale of its VerticalOne subsidiary to Yodlee.com Inc.

"We are very pleased with the financial and operational results from the first quarter," said Jaime Ellertson, Chief Executive Officer, S1 Corporation. "Our revenue performance was driven by 72 new customers purchasing a good cross-section of our enterprise eFinance offerings. Our two most important revenue categories -- software license fees and data center revenues -- showed substantial year-over-year growth and quarter-over-quarter growth. In addition, we made real progress in the rationalization of our cost structure, reflecting the impact of a variety of initiatives we have undertaken to introduce greater operational efficiencies into our business. We believe these initiatives will more effectively position the Company and ensure that we meet our business objectives, including reaching EBITDA profitability during 2001."

OTHER FIRST QUARTER HIGHLIGHTS

- Reported revenues of $63.1 million and EBITDA loss per share of $.16, beating consensus analyst expectations.

- S1 signed 72 new customers, in addition to a substantial number of sales of new product applications to existing customers.


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-        A significant number of Edify RBS customers committed to migration plans to next generation S1 platforms.

- Data center end users increased by 34% over the previous quarter to a total of just over 1 million.

- Two major product releases, S1's Wealth Management application and version 5.2 of the S1 Consumer Insurance solution, were announced.

- Several key executive appointments were announced, including Matt Hale, VP, Finance and Global Controller, Andrew Moore, VP of Global Channels, and Tracy Vance, Chief Information Officer.

                  FINANCIAL RESULTS

Software license revenues in the first quarter were $13.8 million, an increase of 29% compared with the prior year first quarter, and a sequential growth rate of 24%. Professional services revenues were $38.6 million in the first quarter, a 12% increase over the prior year first quarter and down 5% from fourth quarter 2000. Data center revenues of $10.2 million in the first quarter were 192% above the level recorded during the same period last year, and 25% over fourth quarter 2000 results.

The Company's gross profit for the first quarter was $28.4 million, representing a gross margin of 45%, an improvement over the 38% gross margin generated in the immediate prior quarter.

The EBITDA loss, as adjusted, incurred in the first quarter was $9.6 million, or $.16 per share, compared with an EBITDA loss, as adjusted, for the first quarter of 2000 of $17.7 million, or $.35 per share.

 "Cash used in operations during the quarter was approximately $18 million, down significantly from the $46 million cash usage in fourth quarter 2000," stated Bob Stockwell, Chief Financial Officer. "In addition to cash used in operations, $15 million in cash was transferred to VerticalOne immediately prior to its sale. S1's cash balance at March 31 was approximately $140 million."

                  FINANCIAL GUIDANCE

In Q2 2001, the Company expects to generate revenues in the range of $62-$65 million, with total annual revenue projections for 2001 in the range of $275-$285 million. EBITDA loss expectations for the second quarter are between $7 and $9 million. The Company remains committed to its previously stated goal of reaching EBITDA profitability in 2001.


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                  CONFERENCE CALL INFORMATION

Mr. Ellertson will host a conference call this afternoon at 5:00 p.m. EDT. The call may be accessed via the Internet at http://www.s1.com/q101. Alternatively, the call will be recorded and available for play back by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international). The access code is 607203. The replay will be active until midnight EDT on May 7, 2001.


                  ABOUT S1 CORPORATION

S1 (Nasdaq: SONE) is a leading global provider of innovative eFinance solutions and services that are centered on banking, brokerage and insurance. S1 is enabling financial service providers to create a complete Integrated eFinance Experience(TM) by delivering the tools necessary to meet the evolving demands of their customers across various lines of businesses, market segments and delivery channels. Through its Open eFinance Architecture(TM), S1 offers a broad range of applications that empower financial institutions to increase revenue, strengthen customer relationships and gain competitive advantage. Additionally, through the Company's professional services organization, S1 applications can be implemented in-house or hosted in an S1 Data Center. Additional information about S1 is available at http://www.s1.com.

FORWARD-LOOKING STATEMENTS

This press release includes statements and other matters which are forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. The statements contained in this release that are forward-looking are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include, but are in no way limited to:

         - the possibility that the anticipated benefits from our acquisition transactions will not be fully realized;

         - the possibility that costs or difficulties related to our integration of acquisitions will be greater than expected;

         - our dependence on the timely development, introduction and customers acceptance of new Internet services;

         - rapidly changing technology and shifting demand requirements and Internet usage patterns;

         - other risks and uncertainties, including the impact of competitive services, products and prices, the unsettled conditions in the Internet and other high-technology industries and the ability to attract and retain key personnel; and


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         -        other risk factors as may be detailed from time to time in our public announcements and filings with the SEC, including the Company's annual report on Form 10-K for the year ended December 31, 2000.

In addition, nothing in the press release should be viewed as an update or comment on earlier forward-looking statements provided by S1 Corporation. As noted above, because actual results, performance or developments may differ materially from forward-looking statements, S1 will not update such statements over the course of future periods, except in the course of our reports under applicable laws.



                                 S1 CORPORATION
                             SELECTED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)

                                                                              THREE MONTHS ENDED
                                                                                   MARCH 31,
                                                                          ---------------------------
                                                                              2001         2000
                                                                          ---------------------------
REVENUES:

     Software licenses                                                         $13,806        10,719

     Professional services                                                      38,606        34,382

     Data center                                                                10,238         3,507

     Other                                                                         455         1,761
                                                                          ---------------------------

           Total revenues                                                       63,105        50,369
                                                                          ---------------------------
DIRECT COSTS:

     Software licenses                                                           1,377         1,521

     Professional services                                                      26,246        25,884

     Data center                                                                 6,750         3,352

     Other                                                                         360         1,594
                                                                          ---------------------------

           Total direct costs                                                   34,733        32,351
                                                                          ---------------------------

           Gross margin                                                         28,372        18,018
                                                                          ---------------------------
OPERATING EXPENSES:

     Selling and marketing                                                      11,822        11,406

     Product development                                                        13,517        14,992

     General and administrative                                                 12,588         9,351

     Depreciation and amortization                                               7,373         3,404

     Stock option compensation expense                                             245         1,125

     Marketing cost from warrant issued                                              -         4,600


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
     Merger related and restructuring costs                                          -         6,814

     Amortization and impairment of acquisition intangibles                     20,406        77,127
                                                                          ---------------------------

           Total operating expenses                                             65,951       128,819
                                                                          ---------------------------
Operating loss
                                                                              (37,579)     (110,801)

Interest, investment and other income                                            2,646        35,593

Loss on sale of subsidiary                                                    (52,302)             -

Equity in net loss of affiliate                                                (5,029)             -

Income tax benefit                                                                 202             -
                                                                          ---------------------------

NET LOSS                                                                     $(92,062)     $(75,208)
                                                                          ===========================


EBITDA (1)                                                                    $(9,555)     $(17,731)


EBITDA per common share (1)                                                    $(0.16)       $(0.35)
Loss per common share from depreciation, amortization, other charges and interest

     and investment income                                                     $(1.42)       $(1.14)
                                                                          ---------------------------

NET LOSS PER COMMON SHARE                                                      $(1.58)       $(1.49)
                                                                          ===========================


WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                  58,176,056    50,456,210

COMMON SHARES OUTSTANDING AT END OF PERIOD                                  58,414,190    51,163,353

GROSS MARGIN PERCENTAGES:
 Software licenses                                                                 90%           86%
 Professional services                                                             32%           25%
 Data center                                                                       34%            4%
 Other                                                                             21%            9%
                                                                          ---------------------------
 Total gross margin                                                                45%           36%
                                                                          ===========================

                                                                            MARCH 31,    DECEMBER 31,
                                                                              2001         2000
                                                                          ---------------------------
 Cash                                                                          139,887       173,266

 Accounts receivable, net                                                       86,440        97,134

 Deferred revenues                                                              35,624        28,487



(1) Earnings before interest, taxes, depreciation and amortization, also excludes merger-related costs, stock option compensation expense, non-cash marketing expense from warrants issued, loss on sale of subsidiary and equity in net loss of affiliate.

Source: S1 Corporation